EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1) and related Prospectus of Jones Soda Co. for the registration of 17,155,400 shares of its common stock and to the incorporation by reference therein of our report dated April 1, 2024, with respect to the consolidated financial statements of Jones Soda Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Berkowitz Pollack Brant Advisors + CPAs

Miami, Florida

August 23, 2024